Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Paul G. Van Wagenen
(713) 297-5000

POGO’S RESERVES GROW LARGER FOR 15th STRAIGHT YEAR;

2007 CAPITAL AND EXPLORATION BUDGET SET AT $720 MILLION;

STRATEGIC ALTERNATIVES UNDER CONSIDERATION

HOUSTON, TX. — February 15, 2007 — Pogo Producing Company (“PPP”—NYSE) recorded a fourth quarter 2006 net loss of ($16,521,000), or ($0.29) per share, on revenues of $343,134,000, compared to net income in the fourth quarter of 2005 totaling $114,500,000, or $1.98 per share, on revenues of $419,577,000.  For the full year of 2006, Pogo’s net income was $446,171,000, or $7.74 per share, on revenues of $1,745,031,000, compared to the full year of 2005 when net income was $750,703,000, or $12.43 per share, on revenues of $1,225,699,000.

Discretionary cash flow in the fourth quarter and for the full year of 2006 was $182,061,000 and $727,785,000, respectively, compared to discretionary cash flow of $253,615,000 in the fourth quarter and $837,497,000 in the full year of 2005.  Net cash provided by operating activities during the fourth quarter and full year of 2006 was $133,100,000 and $651,875,000, respectively, compared to $206,597,000 and $845,537,000 for the same time periods in 2005.

2007 CAPITAL SPENDING, EXPLORATION BUDGET SET AT $720 MILLION

Pogo’s Board of Directors approved a Capital and Exploration Budget for 2007 of $720 million today, covering Pogo’s activities worldwide, including the drilling of some 370 gross wells.  Pogo’s total 2006 spending, including acquisitions as well as capital and exploration spending was approximately $1,730,000,000.  Net of all of Pogo’s 2006 acquisition expenses, including the acquisition of Latigo Petroleum, Pogo expended approximately $944,000,000 during 2006.

OIL AND GAS RESERVES REACH ALL-TIME HIGH

During 2006, including all acquisitions and dispositions, Pogo replaced an estimated 194% of its 2006 production of 183 bcfe.  Obviously, reserves replacement results were impacted greatly by the sale of approximately 143 bcfe of proven reserves in the Gulf of Mexico, and acquisitions of an estimated 282 bcfe of net reserves largely resulting from Pogo’s 2006 acquisition of Latigo Petroleum and Latigo’s properties in the Permian Basin and the Texas panhandle.  Through the drill bit alone, Pogo replaced 118% of its 2006 production.  Pogo’s year-end 2006 estimated equivalent proven oil and natural gas reserves, as calculated by Pogo’s independent engineering consultants, rose to a record total of 2.213 trillion cubic feet equivalent (tcfe), some 706 bcfe of which is in Canada.  Thus, Pogo grew its 2006 year-end reserves, company-wide, by 8%, which marks Pogo’s fifteenth consecutive year of positive reserves growth. Pogo replaced 180% of its Canadian production with 2006 drilling and acquisitions.  Beyond replacing 2006 production in Canada, Pogo’s Canadian proven reserves grew 7% during 2006 from 657 bcfe to 706 bcfe at year end.

Pogo’s 2006 reserves replacement costs from all sources was $3.48 per mcfe.  Reserves replacement costs due to acquisitions in 2006 averaged $2.79 per mcfe.  Reserves replacement by the drill bit alone in 2006 cost Pogo an average of $4.39 per mcfe.

2006 DRILLING RATE RISES

The year 2006 marked the busiest drilling year in Pogo’s history, with 488 total gross wells drilled, up almost one-third, or 32%, from 2005, the company’s previous record year as measured by drilling activity.  Some 432, or 89%, of Pogo’s 488 wells drilled in 2006 were successfully completed as producers.

Operations on Pogo’s Canadian properties accounted for 152 successful completions out of 163 total wells drilled last year, a 93% success rate, as the company’s Canadian year-end production exit rate touched 30,000 equivalent barrels per day.

FOURTH QUARTER OIL PRICES AND PRODUCTION VOLUMES FLAT,
NATURAL GAS VOLUMES RISE WHILE PRICES SINK

Pogo’s company-wide fourth quarter production of liquid hydrocarbons, including crude oil, condensate and plant products, averaged 35,647 barrels per day (bpd), almost identical to 35,685 bpd produced in the same quarter of 2005.  Pogo’s average crude oil and condensate prices received in the fourth quarter were $51.84 per barrel, down slightly from $52.68 per barrel in the same quarter in 2005.  For the full year of 2006, Pogo averaged liquid hydrocarbon production of 36,924 bpd, up from 29,897 bpd produced in 2005.

Pogo’s fourth quarter natural gas production was 292.3 million cubic feet per day (mmcf/d) up 10% from 265.1 mmcf/d in the same quarter of 2005.  Natural gas prices averaged only $6.06/mcf, down 39% from $9.99/mcf received in the fourth quarter of 2005.  Full year 2006 natural gas production rose 12% to 279.6 mmcf/d, up from 250.2 mmcf/d in 2005.

OPERATIONS REPORT

Pogo drilled 57 fourth quarter wells in the Permian Basin and Texas panhandle areas, completing 54 of them as producers.  The 100% Pogo-owned Cypress 34 Fed No. 1 tested 585 bpd and 1.9 mmcf/d from the Bone Spring formation at a vertical depth of 7,950 feet subsurface. As many as six more wells are now available to be drilled in this excellent play in Eddy County, New Mexico.

One of the three successful fourth quarter Wheeler field wells in Wheeler County, Texas, was the 64%-owned Luker No. 1-02 well, which tested the Granite Wash/Atoka Wash horizons at a rate of 120 bpd and 3.4 mmcf/d.  Many more locations are available in the fine Wheeler field.

Five successful fourth quarter wells in Ochiltree County, Texas, at 100%-owned Courson Ranch, included the Courson Ranch 158 No. 10, which tested the Mississippian horizon at a rate of 175 bpd and 0.8 mmcf/d.  Many additional drilling locations on the ranch await the drill bit.

Seven of ten fourth quarter wells drilled in the Madden field in the Wind River Basin in central Wyoming were successfully completed as producers.  Scores of Madden wells are budgeted for 2007.

In Canada, Pogo’s highly prospective and potentially large Tay River prospect well in southern Alberta was spudded on January 28, 2007.  It should reach its anticipated total depth near the middle of this year.

The first northern Taranaki Basin exploratory well to be drilled on Pogo’s one million acre exploration license area in offshore New Zealand waters is expected to spud by August of this year.  Pogo and its partners are eager to test the first of their 3-D seismic-based New Zealand prospects.

STRATEGIC ALTERNATIVES PROCESS

Pogo today confirmed that its Board of Directors previously initiated the exploration of a range of strategic alternatives to enhance shareholder value and is continuing to do so, including the possible sale or merger of Pogo, the sale of its Canadian, Gulf Coast, Gulf of Mexico or other significant assets, and changes to the company’s business plan.  Pogo retained Goldman, Sachs & Co. and TD Securities Inc. as financial advisors for the process.  There is no assurance that the exploration of strategic alternatives will result in any transaction, and Pogo does not expect to make further public comment regarding any such transaction unless and until it enters into a definitive agreement.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Natural gas
Price per Mcf	$6.06	$9.99	$6.30	$7.62
Production (sales), Mcf per day	292,328	265,060	279,560	250,161
Crude oil and condensate
Price per barrel	$51.84	$52.68	$57.42	$49.85
Production, barrels per day	29,943	31,434	31,180	25,734
Total liquids
Production, barrels per day	35,647	35,685	36,924	29,897

A summary of unaudited results follows, stated inthousands, except per share amounts

Revenues:
Oil and gas	$323,221	$412,782	$1,375,361	$1,216,247
Gain (loss) on property sales	(610)	(155)	304,693	72
Other	20,523	6,950	64,977	9,380
	$343,134	$419,577	$1,745,031	$1,225,699

Income (loss) from continuing operations	$(16,521)	$114,679	$446,171	$290,069
Income (loss) from discontinued operations, net of tax	—	(179)	—	460,634
Net Income	$(16,521)	$114,500	$446,171	$750,703

Earnings per share:
Basic-
Income (loss) from continuing operations	$(0.29)	$1.98	$7.74	$4.80
Income (loss) from discontinued operations, net of tax	—	—	—	7.63
Net Income	$(0.29)	$1.98	$7.74	$12.43

Diluted-
Income (loss) from continuing operations	$(0.29)	$1.96	$7.68	$4.76
Income (loss) from discontinued operations, net of tax	—	—	—	7.56
Net Income	$(0.29)	$1.96	$7.68	$12.32

                Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt.  This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Management also views the non-GAAP measure of discretionary cash flow as a useful tool for comparisons of the Company’s financial indicators with those of peer companies that follow the full cost method of accounting.  Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity under GAAP.  The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses.  Other companies may define discretionary cash flow differently. A reconciliation to net cash from operating activities is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net cash provided by operating activities fromcontinuing operations	$133,100	$206,597	$651,875	$700,801
Net cash provided by operating activities fromdiscontinued operations	—	—	—	144,736
Net cash provided by operating activities	$133,100	206,597	$651,875	845,537
Remove changes in operating assets & liabilities	31,518	42,609	44,072	(34,647	)(a)
Add back exploration expenses	17,443	4,409	31,838	26,607	(a)
Discretionary cash flow	$182,061	$253,615	$727,785	$837,497	(a)

Net cash used in investing activities	$(315,711)	$(191,684)	$(1,332,325)	$(1,390,255	)(a)
Net cash provided by (used in) financingactivities	$176,429	$(15,160)	$644,739	$516,298	(a)

(a)             Includes activities from both continuing and discontinued operations.

Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns approximately 4,800,000 gross leasehold acres in major oil and gas provinces in North America, 6,354,000 acres in New Zealand and 1,480,000 acres in Vietnam. Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP.”

This release includes statements of management’s current expectations that constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits cannot be fully realized.  Pogo discusses risks and uncertainties associated with its business in reports it files with the United States Securities and Exchange Commission (SEC) and disclaims any responsibility to update these forward-looking statements.

Pogo, its directors and certain members of its management and employees may be deemed to be “participants” in the solicitation of proxies for the 2007 annual meeting of its shareholders under the rules of the SEC.  Interests of persons who may be deemed to be participants in the solicitation will be included in Pogo’s proxy statement relating to the 2007 annual meeting to be filed with the SEC.  Information concerning beneficial ownership of Pogo stock by its directors and certain executive officers is included in its proxy statement dated March 27, 2006 and subsequent statements of changes in beneficial ownership on file with the SEC.  Shareholders will be able to obtain free copies of the proxy statement relating to the 2007 annual meeting and any other relevant documents filed by Pogo with the SEC through the SEC’s Web site at www.sec.gov or through Pogo’s Web site at www.pogoproducing.com.  Shareholders are advised to read the 2007 proxy statement when it is available because it will contain important information.